UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Colony Bankcorp, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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April 26, 2019

Dear Fellow Shareholder:

On behalf of the Board of Directors and management of Colony Bankcorp, Inc., I cordially invite you to attend the 2019 Annual Meeting of Shareholders. The meeting will be held at 11:00 a.m., local time, on May 28, 2019, at the Company’s Corporate Headquarters, 115 South Grant Street, Fitzgerald, Georgia. As we do at this meeting every year, in addition to considering the matters described in the Proxy Statement, we will give management’s report to you on the Company’s 2018 financial and operating performance and will address your questions and comments.

A Proxy Statement describing the business to be conducted at the Annual Meeting and a proxy card enabling you to vote without attending the meeting is enclosed. Our Annual Report to Shareholders for the year ended December 31, 2018, is also provided. In accordance with the rules of the Securities and Exchange Commission, our Proxy Statement, proxy card and 2018 Annual Report to Shareholders are available on the Internet at http://materials.proxyvote.com/19623P.

An important part of the Annual Meeting is the shareholder vote on corporate business items. I urge each of you to exercise your rights as a shareholder to vote and participate in this process. Shareholders are being asked to consider and vote upon: (1) the election of nine directors of the Company; (2) the advisory (non-binding) resolution to approve our executive compensation as disclosed in the enclosed Proxy Statement; (3) the advisory (non-binding) resolution to approve the frequency of a shareholder vote to approve executive compensation; (4) the ratification of the Company’s Bylaws to increase the mandatory retirement age of directors from 70 to 75; (5) the ratification of the Company’s Bylaws such that they may be amended by the Board without requiring shareholder ratification; and (6) the ratification of the appointment of McNair, McLemore, Middlebrooks & Co., LLC, as the Company’s independent registered public accounting firm.

We encourage you to attend the meeting in person. Whether or not you plan to attend the meeting, you are requested to read the enclosed Proxy Statement and promptly complete, date, sign, and return the enclosed proxy in the enclosed self-addressed, postage-paid envelope. This will ensure that your shares are represented at the Annual Meeting and will save us the additional expense of soliciting proxies.

Your Board of Directors and management are committed to the continued success of Colony Bankcorp and the enhancement of your investment. As President and CEO, I want to express my appreciation for your confidence and support.

Sincerely,

T. Heath Fountain

President and Chief Executive Officer

COLONY BANKCORP, INC.

Post Office Box 989

115 South Grant Street

Fitzgerald, Georgia 31750

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 28, 2019

To the shareholders of Colony Bankcorp, Inc.:

Notice is hereby given that the 2019 annual meeting of shareholders (the “annual meeting”) of Colony Bankcorp, Inc. (the “Company”) will be held at Colony Bankcorp, Inc.’s Corporate Offices at 115 South Grant Street, Fitzgerald, Georgia on Tuesday, May 28, 2019 at 11:00 a.m., local time, for the following purposes:

1.	To elect nine directors for a term of one (1) year;
2.	To solicit an advisory (non-binding) vote approving the Company’s executive compensation;
3.	To solicit an advisory (non-binding) vote on the frequency of a shareholder advisory vote on executive compensation;
4.	To ratify the amendment of the Company’s Bylaws to increase the mandatory retirement age of directors from 70 to 75;
5.	To ratify the amendment of the Company’s Bylaws such that the Bylaws may be amended by the Company’s Board of Directors without requiring shareholder ratification;
6.	To ratify the appointment of the Company’s independent registered public accounting firm;
7.	To transact any other business that may properly come before the annual meeting or any other adjournment or postponement thereof.

The close of business on March 20, 2019 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. Only shareholders of record at the close of business on the record date are entitled to notice of, and to vote at, the annual meeting.

Shareholders may receive more than one proxy because of shares registered in different names or addresses. Each such proxy should be marked, dated, signed and returned. Please check to be certain of the manner in which your shares are registered - whether individually, as joint tenants, or in a representative capacity - and sign the related proxy accordingly.

A complete list of shareholders entitled to vote at the annual meeting will be available for examination by any shareholder, for any purpose germane to the annual meeting, during normal business hours, for a period of at least 10 days prior to the annual meeting at the Company’s corporate offices located at the address set forth above.

You are cordially invited to attend the annual meeting. Whether or not you plan to attend, please mark, date and sign the enclosed proxy and mail it promptly in the enclosed postage-paid envelope. You may revoke your proxy at any time prior to its exercise by written notice to the Company prior to the meeting or by attending the meeting personally and voting. Returning your proxy does not deprive you of your right to attend the annual meeting and vote your shares in person.

More detailed information regarding the matters to be acted upon at the special meeting is contained in the proxy statement accompanying this notice.

By Order of the Board of Directors

T. Heath Fountain President and Chief Executive Officer

Fitzgerald, Georgia

April 26, 2019

COLONY BANKCORP, INC.

Post Office Box 989

115 South Grant Street

Fitzgerald, Georgia 31750

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD

May 28, 2019

This proxy statement is furnished to the shareholders of Colony Bankcorp, Inc. in connection with the solicitation of proxies by its Board of Directors (the “Board”) to be voted at the 2019 Annual Meeting of Shareholders and at any adjournments thereof (the “Annual Meeting”). The Annual Meeting will be held on Tuesday, May 28, 2019, at Colony Bankcorp, Inc.’s Corporate Office at 115 South Grant Street, Fitzgerald, Georgia, at 11:00 a.m. local time.

The approximate date on which this proxy statement and the accompanying proxy card are first being sent or given to shareholders is April 26, 2019.

As used in this proxy statement, the terms “Colony Bankcorp,” “Company,” “Colony,” “we,” “our” and “us” all refer to Colony Bankcorp, Inc. and its wholly-owned banking subsidiary, Colony Bank.

Notice Regarding The Internet Availability Of Proxy Materials

We have posted materials related to the 2019 Annual Meeting on the Internet. The following materials are available on the Internet at http://materials.proxyvote.com/19623P:

■	This proxy statement for the 2019 annual meeting,
■	Colony’s 2018 annual report to shareholders, and
■	Colony’s Annual Report on Form 10-K for the year ended December 31, 2018, and filed with the Securities and Exchange Commission.

VOTING

General

The securities which can be voted at the Annual Meeting consist of Colony Bankcorp’s common stock, $1.00 par value per share (“Colony Bankcorp stock”), with each share entitling its owner to one vote on each matter submitted to the shareholders. The record date for determining the holders of Colony Bankcorp stock who are entitled to notice of and to vote at the Annual Meeting is March 20, 2019. On the record date, 8,444,908 shares of Colony Bankcorp stock were outstanding and eligible to be voted.

Quorum and Vote Required

The presence, in person or by proxy, of a majority of the outstanding shares of Colony Bankcorp stock is necessary to constitute a quorum at the Annual Meeting. In determining whether a quorum exists at the Annual Meeting for purposes of all matters to be voted on, all votes “for” or “against” as well as all broker non-votes and abstentions (including votes to withhold authority to vote) will be counted.

In voting for the proposal to elect nine directors (Proposal No. 1), you may vote in favor of all nominees or withhold your votes as to all or as to specific nominees. The vote required to approve Proposal No. 1 is governed by Georgia law and is a plurality of the votes cast by the holders of shares entitled to vote, provided a quorum is present. Elections determined using a plurality vote will result in the election of those individuals who receive the most votes than any other nominee for the same seat on the Board, regardless of whether any such individual obtains a majority of votes cast. Shareholders are not entitled to cumulative voting in the election of our directors. Any other matter which may be submitted to shareholders at the Annual Meeting will be determined by a majority of the votes cast at the Annual Meeting, excluding abstentions, votes withheld, and broker non-votes, which will not be counted and will have no effect.

In voting on the proposal to approve the advisory (non-binding) vote on executive compensation (Proposal No. 2), you may vote for or against the proposal or abstain. The proposal will be deemed approved if a majority of the votes cast at the Annual Meeting are voted for Proposal No. 2, excluding abstentions, votes withheld, and broker non-votes, which will not be counted and will have no effect. The vote is advisory, and will not be binding upon the directors.

In voting on the proposal to establish the frequency with which the Company will solicit an advisory (non-binding) vote on executive compensation (Proposal No. 3), you may choose to have such votes solicited every “1 Year,” every “2 Years,” or every “3 Years” or abstain. The shareholders will be deemed to have approved the selection that receives a majority of the votes cast at the Annual Meeting (or, if no majority, the plurality of the votes cast at the Annual meeting), excluding abstentions, votes withheld, and broker non-votes, which will not be counted and will have no effect. The vote is advisory, and will not be binding upon the directors.

In voting on the proposal to approve the ratification of an amendment to the Company’s Bylaws to increase the mandatory retirement age of directors from 70 to 75 (Proposal No. 4), you may vote for or against the proposal or abstain. The proposal will be deemed approved if a majority of the votes cast at the Annual Meeting are voted for Proposal No. 4, excluding abstentions, votes withheld, and broker non-votes, which will not be counted and will have no effect.

In voting on the proposal to approve the ratification of an amendment to the Company’s Bylaws such that the Bylaws may be amended by the Board without requiring shareholder ratification (Proposal No. 5), you may vote for or against the proposal or abstain. The proposal will be deemed approved if a majority of the votes cast at the Annual Meeting are voted for Proposal No. 5, excluding abstentions, votes withheld and broker non-votes, which will not be counted and will have no effect.

In voting on the proposal to approve the ratification of the Company’s independent registered public accounting firm (Proposal No. 6), you may vote for or against the proposal or abstain. The proposal will be deemed approved if a majority of the votes cast at the Annual Meeting are voted for Proposal No. 6, excluding abstentions, votes withheld, and broker non-votes, which will not be counted and will have no effect.

As of March 20, 2019 our directors and executive officers held 481,069 shares of Colony Bankcorp stock, or approximately 5.70% of all outstanding stock, and we believe that all of those shares will be voted in favor of all proposals.

In the event there are not sufficient votes for a quorum or to approve or ratify any proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned or postponed to permit the further solicitation of proxies.

Proxies

All properly executed proxy cards delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. In voting by proxy with regard to the election of directors, you may vote in favor of all nominees, withhold your votes as to all nominees or withhold your votes as to specific nominees. You should specify your choices on the proxy card. If no specific instructions are given with regard to the matters to be voted upon, the shares represented by a signed proxy card will be voted “for” the proposals listed on the proxy card. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment.

All proxy cards delivered pursuant to this solicitation are revocable at any time before they are voted by giving written notice to our Secretary, Terry L. Hester, at 115 South Grant Street, Fitzgerald, Georgia 31750, by delivering a later dated proxy card, or by voting in person at the Annual Meeting.

All expenses incurred in connection with the solicitation of proxies will be paid by the Company. Solicitation may take place by mail, telephone, telegram, or personal contact by our directors, officers, and regular employees of the Company without additional compensation. The Annual Report of the Company for the year 2018, which includes the Audited Consolidated Financial Statements and accompanying Notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations, accompanies this proxy statement.

Beneficial Holders: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, commonly referred to as “street name,” you should have received our proxy materials from that organization rather than from us. As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. You should follow the instructions provided by your broker, bank or other agent regarding how to vote your shares. To vote in person at the Annual Meeting, you must obtain a “legal proxy” from your broker, bank or other agent and follow the instructions from your broker, bank or other agent.

If your shares are held by your broker, bank or other agent as your nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.”  You are not the “recordholder” of such shares. If this is the case, you will need to obtain a proxy card from the organization that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other agent to vote your shares. Brokers, banks or other agents that have not received voting instructions from their customers cannot vote on their customers’ behalf with respect to proposals that are not “routine” but may vote their customers’ shares with respect to proposals that are “routine.”  Shares that brokers, banks and other agents are not authorized to vote are referred to as “broker non-votes.” The ratification of the Company’s independent registered public accounting firm is a routine proposal, while the election of directors, the advisory vote on executive compensation, the frequency of the advisory vote on executive compensation and ratification of the amendments to the Company’s Bylaws are not “routine” proposals. Therefore, if you are a beneficial holder and if you submit a voting instruction form to your bank, broker or other nominee but do not specify how to vote your shares, your shares will be voted in the bank, broker or other nominee’s discretion with respect to the ratification of the Company’s independent registered public accounting firm but such shares will not be voted with respect to the election of directors, the advisory vote on executive compensation, the frequency of the advisory vote on executive compensation or the proposals to approve the ratification of the amendments to the Company’s Bylaws.

Attending the Annual Meeting

If you wish to attend the Annual Meeting and vote your shares, you must bring photo identification. If you hold your shares through a bank, broker or other agent, you must also bring proof of your ownership of your shares, such as the voting instruction form or an account statement from your broker, bank or other agent. Without proof of ownership, you may not be allowed to vote at the meeting.

Shareholders who have questions about the matters to be voted on at the Annual Meeting or how to submit a proxy, or who desire additional copies of the Proxy should contact Terry L. Hester at Colony Bankcorp, Inc., 115 South Grant Street, Fitzgerald, Georgia 31750 or by phone at (229) 426-6000 or by email at thester@colonybank.com.

BUSINESS OF THE COMPANY

The Company is a Georgia business corporation that began operating as Colony Bank in 1975. The Company was organized for the purpose of operating as a bank-holding company in 1982 under the Federal Bank Holding Company Act of 1956, as amended, and the bank holding company laws of Georgia. From 1984 through 2008, the Company engaged in a series of mergers and acquisitions that resulted in the Company’s ownership of seven banking subsidiaries and one non-bank subsidiary. In 2008, the Company affected a merger (the “Merger”) of its subsidiary banks into one surviving bank, Colony Bank of Fitzgerald, which it renamed Colony Bank (the “Bank”).

The Company conducts a general full service commercial, consumer and mortgage borrowing business through 27 offices located in the central, south and coastal Georgia cities of Albany, Ashburn, Broxton, Centerville, Columbus, Cordele, Douglas, Eastman, Fitzgerald, Leesburg, Moultrie, Quitman, Rochelle, Savannah, Soperton, Statesboro, Sylvester, Thomaston, Tifton, Valdosta and Warner Robins.

Because the Company is a bank-holding company, its principal operations are conducted through its wholly-owned subsidiary bank, Colony Bank. The Company has 100 percent ownership of the Bank and maintains systems of financial, operational and administrative controls that permit centralized evaluation of the operations of the Bank in selected functional areas including operations, accounting, marketing, investment management, purchasing, human resources, computer services, auditing, compliance and credit review.

Responsibility for management of the Bank remains with the Bank’s Board of Directors and officers. Services rendered by the Company are intended to assist bank management and to expand the scope of available banking services.

Colony Bankcorp, Inc.’s common stock is quoted on the NASDAQ Global Market under the symbol “CBAN.”

Employees

As of December 31, 2018, the Company and its subsidiaries employed 330 employees, 315 of which are full-time employees.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors consists of nine members, seven of whom are non-employee directors. The Company’s bylaws provide that the Board of Directors shall consist of not less than three nor more than 25 persons, with the exact number to be fixed and determined from time to time by resolution of the Board of Directors, or by resolution of the shareholders at any annual or special meeting of shareholders.

The Board of Directors has voted that the Board consist of nine members for the Company’s 2019 fiscal year.

The Nomination Committee, consisting of independent directors Scott Downing, Jonathan W.R. Ross and Mark Massee, recommended to the full Board a slate of directors for consideration in the shareholders proxy for the Annual Meeting. The Board of Directors, based on the Nomination Committee recommendations, has nominated the following persons for submission to the shareholders for election for a one-year term expiring at the 2020 annual meeting:

Scott L. Downing M. Frederick Dwozan, Jr. T. Heath Fountain Terry L. Hester Edward P. Loomis, Jr.	Mark H. Massee Meagan M. Mowry Matthew D. Reed Jonathan W. R. Ross

Each of the nominees is currently a director.

The Board of Directors unanimously recommends that you vote “FOR” each of the nine nominees named above to the Board of Directors.

Each of the nominees has consented to serve if elected. If any nominee should be unavailable to serve for any reason, the Board may designate a substitute nominee (in which event the persons named as proxies will vote the shares represented by all valid proxy cards for the election of such substitute nominee), allow the vacancy to remain open until a suitable candidate is located, or reduce the number of directors.

Information as of March 20, 2019 about each of the nominees is set forth below. Their ownership of Colony Bankcorp stock is set forth in the table on page 16.

Directors and Nominees

Scott L. Downing. Mr. Downing, age 48, is the President of SDI Investments and Vice President of Lowell Packing Company. He has served as President of SDI Investments since 2005. He is very active in community affairs and currently serves on the Ben Hill County Hospital Foundations Board. Mr. Downing has served as Ben Hill County Commissioner and Chairman of ACCG for Economic Development. He previously served as a Director of the Colony Bank Fitzgerald charter until the Merger in 2008 and has served as a community board member of the Colony Bank Fitzgerald office since 2008. Mr. Downing has been a Director of the Company since January 2012.

The Board of Directors believes that Mr. Downing’s broad business background dealing with regulatory issues and bank board experience will provide invaluable expertise in oversight and setting policy for the Company and will make him an excellent candidate for Director of the Company.

M. Frederick Dwozan, Jr. Mr. Dwozan, age 70 is the President/CEO/Owner of Hospice Care Options, I. V. Care Options, D & B Homecare, and Prescription Shop. Mr. Dwozan has operated these entities ranging from 21 to 40 years. These entities employ over 180 employees and provide care to critically ill patients with home IV therapy, nutritional support, pain and disease management, hospice care, and medical equipment in 104 Georgia counties. He previously served as a Director of Colony Bank Dodge until the Merger in 2008 and has served as a community board member of the Colony Bank Eastman office. Mr. Dwozan has been a Director of the Company since January 2012 and has served as Vice Chairman since June 2017.

The Board of Directors believes that Mr. Dwozan’s broad business and bank board experience will provide invaluable expertise in oversight and setting policy for the company and will make him an excellent candidate for Director of the Company.

T. Heath Fountain. Mr. Fountain, age 43, has served as President and Chief Executive Officer of the Company since July 2018. Mr. Fountain is an experienced executive officer and has numerous years of experience in the banking industry and brings significant public-company experience and market-area knowledge to the position. From 2015 to 2018, Mr. Fountain served as the President and Chief Executive Officer of Planters First Bank in Hawkinsville, Georgia. Prior to his tenure at Planters First Bank, he served as Executive Vice President and Chief Financial Officer of Albany-based Heritage Financial Group from 2007 until its acquisition by Renasant Bank in 2015. Mr. Fountain has been a Director of the Company since July 2018.

The Board of Directors believes that Mr. Fountain’s background in executive leadership roles and his experience in the banking industry will make him an excellent candidate for Director of the Company.

Terry L. Hester. Mr. Hester, age 64, has been Executive Vice President and Chief Financial Officer of the Company since June 1994 and Secretary of the Company since May 2003. He also served as Acting President and Chief Executive Officer from June 1993 to June 1994 and has served as Treasurer since 1982. He previously served as a Director of Colony Bank Wilcox and Quitman charters until the Merger and has served as a community board member of the Colony Bank Wilcox and Quitman offices since 2008. Mr. Hester has been a Director of the Company since March 1990.

The Board of Directors believes that Mr. Hester’s experience as an accountant and his experience in the banking industry will make him an excellent candidate for Director of the Company.

Edward P. Loomis, Jr. Mr. Loomis, age 65, served as President and Chief Executive Officer of the Company from May 2012 until he retired from the position in July 2018. Mr. Loomis is an experienced executive officer beginning his career in 1975 at Trust Company Bank in Atlanta, Georgia. Mr. Loomis served as President and CEO of Atlantic Southern Bank from 2009 to 2011 and First Macon Bank & Trust from 1987 to 1998, both based in Macon, Georgia. In addition, he served as interim President and CEO of Rivoli Bank and Trust in Macon from August to December 2005. Mr. Loomis has been a Director of the Company since May 2012.

The Board of Directors believes that Mr. Loomis’ background in executive leadership roles and his experience in the banking industry will make him an excellent candidate for Director of the Company.

Mark H. Massee. Mr. Massee, age 65, is President of Massee Builders, Inc. and has served in that capacity since 1992. Mr. Massee has been affiliated with this commercial building construction firm since its organization in 1978, while also providing construction consulting services to various clients. Mr. Massee is Owner/Manager of MHM Properties and is Owner/President of Dorminy-Massee House Inc., a bed and breakfast inn. Mr. Massee is the former mayor of the City of Fitzgerald. He has served as Director of Colony Bank since 1996. Mr. Massee has been a Director of the Company since February 2007 and served as Vice Chairman of the Board from June 2013 until June 2016. Mr. Massee has served as Chairman of the Board since June 2016.

The Board of Directors believes that Mr. Massee’s experience in commercial real estate and management will make him an excellent candidate for Director of the Company.

Meagan M. Mowry. Ms. Mowry, age 42, is the co-founder and co-owner of Simcoe Investments and its development and construction subsidiaries, Homes of Integrity Construction and Integrity Real Estate. Ms. Mowry has served as Manager and Marketing Director of Integrity Real Estate, LLC. since January 2016 and as Vice President of Homes of Integrity from 2004 to 2016. Ms. Mowry entered the real estate industry in 2004 and has been a licensed real estate agent since 2014 through the Savannah Board of Realtors. Ms. Mowry currently serves as a board member for the Sales and Marketing Council of the Savannah Home Builders Association. Ms. Mowry has been a Director of the Company since March 2019.

The Board of Directors believes that Ms. Mowry’s knowledge of real estate lending and finance and her understanding of the economic strength of the real estate industry will make her an excellent candidate for Director of the Company.

Matthew D. Reed. Mr. Reed, age 31, is the owner and Chief Executive Officer of Georgia CEO/South Carolina CEO, a network of local websites focused on the business communities in Georgia and South Carolina cities. Mr. Reed has been the owner of the company since 2010 and CEO of the company since 2012. Mr. Reed also serves on the Board of Governors for the Georgia Chamber of Commerce and sits on the UGA Small Business Development Center’s State Advisory Board. He has served as a community board member of the Colony Bank Albany office since December 2018. Mr. Reed has been a Director of the Company since March 2019.

The Board of Directors believes that Mr. Reed’s record of business and civic achievement will be invaluable to our mission as a community bank. Also, the expertise and insight he provides to the Greater Georgia business community will add a unique perspective to our Board’s governance and will make him an excellent candidate for Director of the Company.

Jonathan W.R. Ross. Mr. Ross, age 55, is President of Ross Construction Company, a heavy highway commercial construction company that Mr. Ross has operated for the past 15 years. Mr. Ross previously served as a Director of the Colony Bank Worth charter until the Merger in 2008 and has served as a community board member of the Colony Bank Sylvester office since 2008. Mr. Ross has been a Director of the Company since May 2007.

The Board of Directors believes that Mr. Ross’ business and management experience will make him an excellent candidate for Director of the Company.

No director named herein has a family relationship with any of the other directors or executive officers. No director named herein is being proposed for election pursuant to any agreement or understanding between such director and the Company. Each director serves until the Annual Meeting following his election or until such later time as his successor is elected and qualifies or there is a decrease in the number of directors.

Executive Officers

T. Heath Fountain, Terry L. Hester, Edward Lee Bagwell, III, J. Stan Cook, M. Eddie Hoyle, Jr., Lee A. Northcutt and Kimberly C. Dockery are executive officers of the Company. Messrs. Fountain and Hester were previously reported on as nominees for election as directors.

Mr. Bagwell, age 51, has served as Executive Vice President and Chief Credit Officer since August 15, 2017. Mr. Bagwell served as Senior Vice President and Chief Credit Officer from October 18, 2016 to August 15, 2017. Mr. Bagwell joined the Company on June 30, 2003 as a commercial lender and in-house legal counsel with Colony Bank Southeast. Beginning in 2008 he served as the Company’s in-house legal counsel and was in charge of the Bank’s special assets. Prior to that time, Mr. Bagwell was in the private practice of law in Douglas, Georgia.

Mr. Cook, age 56, has served as Executive Vice President and Chief Operating Officer since May 24, 2016. Prior to his promotion, Mr. Cook served as the Company’s Director of Operations. Mr. Cook joined the Company on July 23, 2012 as a member of the Company’s senior management team. Prior to that time, Mr. Cook served as the Chief Regional Executive of Atlantic Southern Bank, which he joined in 2006.

Mr. Hoyle, age 61, has served as Executive Vice President and Regional Market Executive Officer since June 2011. His primary responsibility has been to oversee Colony Bank’s west division since joining Colony Bank. Prior to joining the Company, Mr. Hoyle was employed by Habersham Bank for approximately 10 years and most recently served as Senior Vice President/Commercial Lending. He has approximately 40 years of banking experience.

Mr. Northcutt, age 60, has served as Executive Vice President and Regional Market Executive Officer since December 2009. His primary responsibility has been to oversee Colony Bank’s east division since joining Colony Bank. He previously served as an executive officer with Farmers and Merchants Bank, Lakeland, Georgia from 2003 to December 2009 and as City President of Main Street Bank, Covington, Georgia from 2000 to 2003. He has approximately 40 years of banking experience.

Ms. Dockery, age 36, has served as Executive Vice President and Chief Administrative Officer since July 2018. She previously served as Chief Administrative Officer at Planters First Bank from 2015 to 2018. Prior to joining Planters First Bank, Ms. Dockery served as Management Reporting and Banking Officer at Albany-based Heritage Financial Group from 2007 to 2015.

Executive officers do not hold office for a fixed term but may be removed by the Board of Directors with or without cause. No executive officer named herein has a family relationship with any of the other directors or executive officers. As of December 31, 2018, the Company had an employment agreement with Mr. Fountain, the terms of which are described in an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2018 and filed with the Securities and Exchange Commission (“SEC”) on November 2, 2018. On February 20, 2018 all of the other named executives except Ms. Dockery signed a renewal retention agreement for the period March 27, 2018 to March 31, 2021, the terms of which are described in an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2018 and filed with the SEC on May 4, 2018. Ms. Dockery signed a retention agreement for the period January 15, 2019 to January 15, 2022, the terms of which are described in the Company’s Current Report on Form 8-K filed with the SEC on January 17, 2019.

Governance of the Company

Our Board of Directors believes that the purpose of corporate governance is to ensure that shareholder value is maximized in a manner consistent with legal requirements and the highest standards of integrity. The Company, through its Board of Directors and management, has long sought to meet the highest standards of corporate governance. The Board has adopted and adheres to corporate governance guidelines which the Board and senior management believe promotes this purpose, are sound and represent best practices. We continually review these governance practices, Georgia law (the law of the state in which we are incorporated), the rules and listing standards of the NASDAQ Stock Market, and SEC regulations, as well as best practices suggested by recognized governance authorities.

Currently, our Board of Directors has nine members, all of whom meet the NASDAQ standard for independence with the exception of Messrs. Fountain, Hester and Loomis. Following the Annual Meeting, the Board of Directors will consist of nine members, of which six members will meet the NASDAQ standard for independence. Only independent directors serve on our Audit Committee, Governance Committee, Compensation Committee and Nomination Committee.

In June 2016 the Board of Directors appointed Mark H. Massee as Chairman. Mr. Massee previously served as Vice Chairman. In this capacity Mr. Massee has frequent contact with Mr. Fountain and other members of management on a broad range of matters and has additional corporate governance responsibilities for the Board. The Board of Directors has determined that Mr. Massee meets the rules of the NASDAQ standard for independence.

In assessing potential directors for our Board, we look for candidates who possess a wide range of experience, skills, areas of expertise, knowledge and business judgment. A director candidate should also have demonstrated superior performance or accomplishments in his or her professional undertakings.

Our Board of Directors conducts regular meetings, generally on a monthly basis, and also conducts some of its business through the seven committees described below. The Board met 13 times during 2018. The Company does not have a formal policy regarding director attendance at the Company’s Annual Meeting. However, directors are encouraged to attend, and each director attended at least 75 percent of the meetings of the full Board and of the committee or committees on which he/she serves. In addition, all incumbent directors who were serving as directors in 2018 were in attendance at the 2018 Annual Meeting.

Leadership Structure of the Board

In accordance with the Company’s Bylaws, the Board of Directors elects our Chief Executive Officer and our Chairman; each of these positions may be held by the same person or may be held by two persons. Currently, Mark H. Massee serves as both Chairman of the Company and the Bank and T. Heath Fountain serves as both President and Chief Executive Officer of the Company and the Bank. The Board of Directors believes that separating the Chairman and Chief Executive Officer roles fosters clear accountability, effective decision-making, and alignment with corporate strategy and provides an effective leadership model for the Company. In light of the active involvement by all independent directors, the Board of Directors has not specified a lead independent director at this time. The Board of Directors believes that its current structure is appropriate to effectively manage the affairs of the Company and the best interests of the Company’s shareholders.

Board’s Role in Risk Oversight

The Board of Directors is actively involved in oversight of risks that could affect the Company and the Bank. This oversight is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the committees below. However, the full Board has retained responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company and the Bank.

Cybersecurity and Information Security Risk Oversight

Our Board recognizes the importance of maintaining the trust and confidence of our customers, clients, and employees, and devotes significant time and attention to oversight of cybersecurity and information security risk. In particular, our Board and Risk Management Committee receive regular reporting on cybersecurity and information security risk, as well as presentations throughout the year on cybersecurity and information security topics. Our Risk Management Committee also annually reviews and approves our Information Security Policy. Our Risk Management Committee reviews cybersecurity and information security as well as steps taken by management to understand and mitigate such risks. Our Board received quarterly updates on cybersecurity and information security risk in 2018 and discussed cyber security and information security risks with both the Information Security Officer and Risk Management Officer.

Committees of the Board of Directors

The Executive Committee is appointed by the Chairman of the Board of Directors of the Company, subject to election by the full Board. The purpose of the Executive Committee is to conduct necessary business and make decisions on behalf of the full Board between regular Board meetings. Mr. Massee is the chairman of the Executive Committee. Mr. Fountain, Mr. Loomis, Mr. Downing, Mr. Ross and Mr. Massee were members of this committee during the year. The committee met 12 times in 2018.

The Compensation Committee is appointed by the Chairman of the Board of Directors of the Company, subject to approval by the full Board. The purpose of the Compensation Committee is to ensure that the Chief Executive Officer, other executive officers and key management of the Company are compensated effectively in a manner consistent with the compensation strategy of the Company, internal equity considerations, competitive practice, and any requirements of appropriate regulatory bodies; to establish guidelines and oversee the administration of executive compensation plans and arrangements as well as certain employee benefit plans; and to recommend any changes to the Directors’ compensation packages. During fiscal year 2018, the Compensation Committee did not use the services of a compensation consultant. The Chief Executive Officer makes recommendations to the Compensation Committee on executive compensation except for his own compensation. The Compensation Committee does not delegate its authority to other persons or groups. Mr. Massee is the chairman of the Compensation Committee. Mr. Downing, Mr. Massee and Mr. Ross were members of this committee during the year. As of December 31, 2018, the members of the Compensation Committee met the independence requirements of the Company’s Corporate Governance Guidelines and the rules of NASDAQ. The committee met three times during the year. The Compensation Committee operates under the Governance, Compensation, and Nomination Committees Charter which was provided in the 2017 Proxy Statement as Exhibit A. The Charter was not amended in 2018. The Charter is not available on the Company’s website. For more information regarding the Compensation Committee’s processes and procedures for the consideration and determination of executive compensation, see the “Compensation Discussion and Analysis” section of this proxy statement.

The Governance Committee is appointed by the Chairman of the Board of Directors of the Company, subject to election by the full Board. The purpose of the Governance Committee is to take a leadership role in shaping the corporate governance of the Company, to develop and recommend to the Board a set of corporate governance guidelines and to address committee structure and operations. Mr. Massee is the chairman of the Governance Committee. Mr. Dwozan, Mr. Ross and Mr. Massee were members of this committee during the year. As of December 31, 2018, the members of the Governance Committee met the independence requirements of the Company’s Corporate Governance Guidelines and the rules of NASDAQ. The committee met one time during the year. The Governance Committee operates under the Governance, Compensation, and Nomination Committees Charter, which was provided in the 2017 Proxy Statement as Exhibit A. The Charter was not amended in 2018.

The Asset-Liability Management Committee is appointed by the Chairman of the Board of Directors of the Company, subject to election by the full Board. The purpose of the Asset-Liability Management Committee is to monitor all aspects of the Company’s Asset/Liability Management functions as set forth in the Company’s Asset/Liability Management Policy. Mr. Massee was the chairman of the Asset-Liability Management Committee during 2018. Mr. Hester, Mr. Dwozan and Mr. Massee were members of this committee during the year. The committee met three times during the year. This committee was dissolved in October 2018 and the Company’s Asset/Liability Management functions are now part of the newly formed Risk Management Committee.

The Nomination Committee is appointed by the Chairman of the Board of Directors of the Company, subject to election by the full Board. The purpose of the Nomination Committee is to make recommendations to the Board on qualifications and selection criteria for Board members, to review the qualifications of potential candidates for the Board and to make recommendations to the Board on nominees to be elected at the Annual Meeting of Shareholders. Mr. Massee is the chairman of the Nomination Committee. Mr. Downing, Mr. Ross, Mr. Dwozan and Mr. Massee were members of this committee during the year. Each of the members of the Committee was deemed independent as defined in the listing standards of NASDAQ. The Committee does not currently have a policy or process for identifying and evaluating nominees. However, in addition to meeting the qualification requirements set forth by the Georgia Department of Banking and Finance, a possible director-candidate must also meet the following criteria to be considered by the Nominating Committee: independence; exceptional personal and professional ethics and integrity; willingness to devote sufficient time to fulfilling duties as a Director; impact on the diversity of the Board’s overall experience in business, government, education, technology and other areas relevant to the Company’s business; impact on the diversity of the Board’s composition in terms of age, skills, ethnicity and other factors relevant to the Company’s business; and number of other public company boards on which the candidate may serve (generally, should not be more than three public company boards in addition to the Company). The Nomination Committee operates under the Governance, Compensation, and Nomination Committees Charter, which was provided in the 2017 Proxy Statement as Exhibit A. The Charter is not available on the Company’s website. The Charter was not amended in 2018. The Committee does not currently have a policy with regard to the consideration of any director candidates recommended by shareholders. The Board of Directors has determined such a policy has been unnecessary in the past and will charge the Nomination Committee to evaluate the appropriateness of developing such a policy in the coming year. The committee met one time during 2018.

The Risk Management Committee was formed in October 2018 and is appointed by the Chairman of the Board of Directors of the Company, subject to election by the full Board. The purpose of the Risk Management Committee is to look at risk and rewards in maximizing shareholder value. Risks noted in banking include interest rate risk, credit risk, compliance risk, liquidity risk, pricing risk, reputational risk, strategic risk, cyber risk, transaction risk, legal risk and regulatory risk. Mr. Massee is the chairman of the Risk Management Committee. All directors are members of this committee. The committee met three times during 2018.

The Audit Committee is appointed by the Chairman of the Board of Directors of the Company, subject to election by the full Board. The purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities for the Company’s accounting and financial reporting processes and audits of the financial statements of the Company by monitoring the integrity of the Company’s financial statements, the independence and qualifications of its external auditor, the Company’s system of internal controls, the performance of the Company’s internal audit process and external auditor and the Company’s compliance with laws, regulations and the Directors and Senior Financial Officers Code of Ethical Conduct and the Code of Conduct. Mr. Massee is the chairman of the Audit Committee. Mr. Massee, Mr. Downing, Mr. Dwozan and Mr. Ross were members of this committee during the year. None of these members have participated in the preparation of the financial statements of the Company. As of December 31, 2018, the members of the Audit Committee met the independence requirements of the Company’s Corporate Governance Guidelines and the Rules of NASDAQ. The committee met nine times during the year.

Audit Committee Charter

The Board of Directors has adopted a written charter for the Audit Committee, which was provided in the 2017 Proxy Statement as Exhibit B. The Charter is not available on the Company’s website. The Board of Directors reviews and approves changes to the Audit Committee charter annually. The Charter was not amended in 2018.

Independence of Audit Committee Members

The Company’s Audit Committee is comprised of Mark H. Massee, M. Frederick Dwozan, Jr., Jonathan W.R. Ross and Scott L. Downing. Each of these members meets the requirements for independence as defined by the applicable listing standards of NASDAQ and SEC regulations applicable to listed companies. In addition, the Board of Directors has determined that Mr. Massee meets the NASDAQ and SEC “audit committee financial expert” standards and thus elected him to serve as the Audit Committee’s “audit committee financial expert.” In addition the Board of Directors has determined the financial acumen of each member of the Audit Committee to be very strong and capable of satisfactorily discharging their duties and responsibilities to the Board of Directors and the shareholders.

Audit Committee Report

The Audit Committee reports as follows with respect to the audit of the Company’s 2018 audited consolidated financial statements.

●	The Committee has reviewed and discussed the Company’s 2018 audited consolidated financial statements with the Company’s management;

●

The Committee has discussed with the independent auditors, McNair, McLemore, Middlebrooks, & Co., LLC, the matters required to be discussed by Auditing Standard 16, Communications with Audit Committees, which include, among other items, matters related to the conduct of the audit of the Company’s consolidated financial statements;

●

The Committee has received written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Committee concerning independence and discussed with the auditors the auditors’ independence from the Company and its management; and

●

Based on review and discussions of the Company’s 2018 audited consolidated financial statements with management and discussions with the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s 2018 audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

March 20, 2019	AUDIT COMMITTEE: Scott L. Downing Mark H. Massee Jonathan W.R. Ross M. Frederick Dwozan, Jr.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners

As of March 20, 2019, the Company’s records and other information from outside sources indicated the following were beneficial owners of more than 5 percent of the outstanding shares of the Company’s common stock:

	Shares Beneficially	Percent of
Name and Address	Owned	Class

Robert Sidney Ross (1)	1,165,851	13.81%
P.O. Box 644
Ocilla, Georgia 31774

B. Gene Waldron	633,884	7.51%
P.O. Box 1265
Douglas, Georgia 31534

(1) Includes 1,026,029 shares held by Robert Sidney Ross; 139,302 shares held by family trusts; and 520 shares held by spouse. Mr. Ross disclaims beneficial ownership of those shares held by family trusts and held by spouse.

Directors and Executive Officers

The following table sets forth information as of March 20, 2019 regarding the beneficial ownership of the Company’s common stock by each Company director (including nominees for director) and by the named executive officers of the Company and its subsidiaries, and by all directors and executive officers as a group.

	Shares Beneficially	Percent of
Name	Owned (1)(2)	Class
Scott L. Downing	9,308	0.11%
Director

M. Frederick Dwozan, Jr.	27,904	0.33%
Director

T. Heath Fountain(3)	17,050	0.20%
Director; Executive Officer

Terry L. Hester(4)	109,679	1.30%
Director; Executive Officer

Edward P. Loomis, Jr.	40,000	0.47%
Director; Former CEO

Mark H. Massee	60,464	0.72%
Director

Meagan M. Mowry	-	0.00%
Director

Matthew D. Reed	500	0.01%
Director

Jonathan W.R. Ross(5)	186,648	2.21%
Director

Edward Lee Bagwell, III	5,577	0.07%
Executive Officer

J. Stan Cook	5,756	0.07%
Executive Officer

Kimberly C. Dockery	1,000	0.01%
Executive Officer

M. Eddie Hoyle, Jr.	7,055	0.08%
Executive Officer

Lee A. Northcutt	10,128	0.12%
Executive Officer

All directors and executive officers as a group (14 persons)	481,069	5.70%

(1)     Includes shares owned by spouses and minor children of officers and directors, as well as shares owned by trusts or businesses in which officers and directors have a significant interest. The information contained herein shall not be construed as an admission that any such person is, for purposes of Section 13(d) or Section 13(g) of the Securities Exchange Act of 1934, as amended, the beneficial owner of any securities not held of record by that person or entity.

(2)     Beneficial ownership is determined in accordance with rules of the SEC and includes voting or investment power to the securities. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each beneficial owner identified in the table possesses sole voting and investment power over all our shares of common stock shown as beneficially owned by the beneficial owner.

(3)     Includes 11,000 shares held in a retirement account and 400 shares held in UTMA account.

(4)     Includes 4,806 shares held by spouse.

(5)     Includes 21,079 shares held in an insurance trust.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The following is an overview and analysis of our compensation program. The Compensation Committee (for purposes of this analysis, the “Committee”), comprised entirely of independent directors, is responsible to our Board, and indirectly to our shareholders, for monitoring and implementing our executive compensation program. The Committee reviews and recommends executive compensation levels. The Committee ensures that the total compensation paid to an executive officer is fair, reasonable and competitive.

Throughout this Compensation, Discussion and Analysis (CD&A), the individuals who served as the Company’s Chief Executive Officer (Messrs. Fountain and Loomis), Chief Financial Officer (Mr. Hester) and the next three most highly-compensated executive officers during fiscal year 2018 (Messrs. Hoyle, Northcutt and Cook), are referred to as the “named executive officers.”

Philosophy and Objectives of Compensation Program

The Committee believes that our executive compensation program should be designed and administered to provide a competitive compensation program that will enable us to attract, motivate, reward and retain executives who have the skills, education, experience and capabilities required to discharge their duties in a competent, efficient and professional manner. The Committee believes that the most effective compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company, and which aligns executives’ interest with those of the shareholder by rewarding performance above established goals, with the ultimate objective of improving shareholder value. To that end, the Committee believes executive compensation packages provided by the Company to its executives should include both cash and stock-based compensation that reward performance as measured against established goals. The overriding principles in setting types and amounts of compensation are:

●	Merit/Performance Based – Individual compensation is linked to the successful achievement of performance objectives.
●	Market Competition – Total compensation attracts, retains and motivates our top performers at a competitive level in our market.
●

Shareholder Balance – Compensation components that align the interests of key management, especially the named executive officers, with those of shareholders in furtherance of the goal of increasing shareholder value.

In setting executive compensation and benefits in line with this philosophy, the Committee has established a compensation package that includes base salary, annual bonus compensation, equity compensation (from time to time), 401(k) profit sharing contribution, benefits and perquisites.

The Committee takes into consideration the overall compensation package in making their decisions regarding the various elements of the package. The Committee currently views the most significant elements of the compensation package to be base salary and the 401(k) profit sharing contribution. Perquisites and other personal benefits provided to our named executive officers compare favorably to other peer companies. The Committee reviewed the most recent Georgia Bankers Association salary survey as a source to determine that the Company’s executive compensation is competitive with peer companies.

The Company provides the opportunity for certain executive officers to be protected under employment agreements and retention agreements. These agreements assist the Company in attracting and retaining qualified officers. See “Employment Agreements” and “Retention Agreements.”

Base Salary

Base salary is established for each executive to reflect the potential contribution of the executive to the achievement of the Company’s and the Bank’s business objectives and to be competitive with base salaries paid by other institutions. The Company utilizes the Georgia Bankers Association salary survey as a source to evaluate competitiveness of base salaries. The level of each executive officer’s base salary is designed to reward performance for carrying out the required day-to-day activities and responsibilities of each officer’s position. We increase base salaries based upon competitive market needs, our past and expected financial performance and the individual executive’s performance. Base salary is a large element of the compensation program because it fairly compensates individuals for fulfilling their daily responsibilities and obligations. Our named executive officers received base salary increases approximating 3 percent for 2018. The Committee determined the initial base salary for our new CEO by reviewing the Georgia Bankers Association salary survey and discussing with our legal counsel who is knowledgeable about the banking industry’s compensation for executive officers.

Annual Cash Bonus Compensation

The Compensation Committee may reward the named executive officers with a discretionary cash bonus based on its review of the Company’s performance during each fiscal year. There is no specific measurement to be met for the award of bonuses, and the Committee can determine not to award any bonuses at all. The Committee believes it is often appropriate to award bonuses to the named executive officers if the Company achieves internal growth, profit and solid asset quality, all of which are believed to build shareholder value. Based on the considerations described above, the Committee awarded a cash bonus in 2018 to Messrs. Loomis and Hester, as reflected in the “Bonus” column of the Summary Compensation Table.

Colony Bankcorp, Inc. 401(k) Plan

The Company has adopted a 401(k) Plan which provides for the Board of Directors to make a discretionary contribution to the 401(k) Plan out of profits in an amount not to exceed 10 percent of the total annual eligible compensation of the employees eligible to participate in the plan. Employees are eligible for a Company contribution after completion of one year of service. The contribution by the Company is allocated among the participants based on participant’s total eligible compensation. The employee’s interest vests over a period of six years.

The Committee recommended for the Board of Director’s approval that the level of funding for fiscal year 2018 be set at 5 percent of eligible compensation. All named executive officers with one year of service received the 401(k) contribution for 2018 as reflected in the “All Other Compensation” column of the Summary Compensation Table.

Other Benefit Plans

The Company provides certain officers, including the named executive officers, with life insurance of two times each person’s salary with a maximum benefit of $250,000 to be paid to beneficiaries designated by the officer.

The Company provides health and welfare benefits to all employees, including the named executive officers, to provide them an opportunity to have access to health care and a quality standard of living if their health deteriorates. These benefits which are commensurate with that available in the Bank’s market area, include comprehensive medical coverage, life insurance and long-term disability insurance. Employees can also access dental and vision insurance and short-term disability on a voluntary basis. Company-paid premiums for term life insurance are reflected in the “All Other Compensation” column of the Summary Compensation Table.

Perquisites

The Company provides perquisites designed to attract executive officers and enhance their ability to successfully perform their duties. Executive officer education is provided at industry conferences, seminars, and schools, sometimes with spousal travel expenses. Dues to country clubs, social clubs and service organizations and business development payments for executive officers are paid to encourage community involvement and build business relationships. All named executive officers were provided with company cars during 2018, and the value of their personal use of the car is included in their taxable income. Perquisites and other personal benefits for fiscal year 2018 are included in the “All Other Compensation” column of the 2018 Summary Compensation Table.

Employment Agreements

In July 2018, the Company entered into an employment agreement with Mr. Fountain in connection with his commencement of employment with us as our CEO. For a description of the terms of Mr. Fountain’s employment agreement, see the narrative following the Summary Compensation table on page 20 of this proxy statement and the Potential Payments Upon Termination or Change in Control section on page 22 of this proxy statement.

None of the other named executive officers have employment agreements with the Company.

Retention Agreements

In order to help retain its executive management team, the Company has entered into retention agreements with each of Messrs. Hester, Hoyle, Northcutt and Cook. For a description of the terms of the retention agreements, see the Potential Payments Upon Termination or Change in Control section on page 22 of this proxy statement.

Consideration of Last Year’s Advisory Shareholder Vote on Executive Compensation

At the annual meeting of shareholders on May 22, 2018, approximately 98% of the votes cast were in favor of the advisory vote on executive compensation. The Compensation Committee concluded that the shareholder vote reflects favorable shareholder support of the compensation paid to our named executive officers and did not make any specific changes to our executive compensation programs as a result of this vote.

EXECUTIVE COMPENSATION

2018 SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by cash of the named executive officers for the fiscal years ended December 31, 2018, 2017 and 2016.

Name and		Salary	Bonus	Stock Awards	All Other Compensation		Total
Principal Position	Year	($)	($) (2)	($) (3)	($) (4)		($)
T. Heath Fountain (1)	2018	$121,514	$-	$100,005	$8,331	(5)	$229,850
President and Chief
Executive Officer

Edward P. Loomis, Jr.	2018	$216,959	$20,438	$-	$28,106	(6)	$265,503
President and Chief	2017	269,231			27,447		296,678
Executive Officer (Retired)	2016	265,170			21,364		286,534

Terry L. Hester	2018	$211,539	$15,750	$-	$26,092	(7)	$253,381
Executive Vice President	2017	207,385			25,086		232,471
and Chief Financial Officer	2016	203,670			20,111		223,781

M. Eddie Hoyle, Jr.	2018	$171,539	$-	$-	$12,799	(8)	$184,338
Executive Vice President and	2017	167,385			13,038		180,423
Regional Division Executive	2016	163,889			9,825		173,724

Lee A. Northcutt	2018	$170,039	$-	$-	$12,156	(9)	$182,195
Executive Vice President and	2017	165,885			12,595		180,480
Regional Division Executive	2016	162,156			9,231		171,387

J. Stan Cook	2018	$163,539	$-	$-	$9,720	(10)	$173,259
Executive Vice President and	2017	159,395			9,581		168,976
Chief Operating Officer	2016	155,725			5,629		161,354

(1)     Commenced employment with us as our new President and CEO on July 30, 2018. Mr. Loomis retired as President and CEO on July 30, 2018 and from the Company on September 18, 2018.

(2)     Discretionary cash bonus paid to Messrs. Loomis and Hester based on company performance in 2017.

(3)     Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of stock awards granted in the applicable year. See 2018 Grants of Plan-Based Awards below for information regarding stock awards granted in 2018, based on the price per share on the grant date.

(4)      Amount shown reflects for each named officer the aggregate incremental cost of a company-owned car that is used by the executive, Company-paid life insurance premiums, social club dues, director fees, dividends on restricted stock and Company 401(k). The aggregate incremental cost of the company-owned car was determined based on annual lease value and calculation of ordinary expenses for personal use including gas, insurance and general maintenance.

(5)     Includes $1,651 for the aggregate incremental cost of a company-owned car, $125 for Company-paid life insurance premiums, $990 for social club dues, $5,000 for director fees and $565 for dividends on restricted stock.

(6)     Includes $11,884 for Company 401(k) contribution, $282 for the aggregate incremental cost of a company-owned car, $2,540 for Company-paid life insurance premiums and $13,400 for director fees.

(7)      Includes $11,494 for 401(k) contribution, $1,299 for the aggregate incremental cost of a company-owned car, $1,299 for Company-paid life insurance premiums and $12,000 for director fees.

(8)     Includes $8,778 for Company 401(k) contribution, $3,039 for the aggregate incremental cost of a company-owned car and $982 for Company-paid life insurance premiums.

(9)     Includes $8,676 for Company 401(k) contribution, $2,509 for the aggregate incremental cost of a company-owned car and $971 for Company-paid life insurance premiums.

(10)    Includes $8,250 for Company 401(k) contribution, $871 for the aggregate incremental cost of a company-owned car and $599 for Company-paid life insurance premiums.

Employment Agreement with Mr. Fountain. The Company entered into an employment agreement with Mr. Fountain (the “Employment Agreement”), which agreement has a 3-year term (expiring July 30, 2021) and provides for an initial base salary of $300,000 and participation in any annual discretionary bonus and employee benefit plans available to other similarly-situated Bank employees. In addition, the Company will provide Mr. Fountain with a company car, $250,000 life insurance coverage under the Company’s group insurance policy, reimbursement for the cost of certain monthly club membership dues and a smartphone and reimbursement for expenses related thereto. Pursuant to the employment agreement, Mr. Fountain received an initial grant of restricted shares of Company common stock having a grant date fair value of $100,005, which shares will vest in three approximately equal annual installments on each of the first three anniversaries of July 30, 2018 (Mr. Fountain’s hire date), conditioned upon Mr. Fountain’s continuing employment with Colony on each vesting date.

2018 Grants of Plan-Based Awards

The following table sets forth the restricted stock award granted to Mr. Fountain during the year ended December 31, 2018. Mr. Fountain was the only named executive officer that received a stock award in 2018. The restricted stock was granted to Mr. Fountain as an employment inducement award outside of a plan.

Name	Grant Date	All Other Stock Awards: Number of Shares (#)	Grant Date Fair Value of Stock Awards
T. Heath Fountain	8/27/2018	5,650	$100,005
Edward P. Loomis, Jr.	-	-	-
Terry L. Hester	-	-	-
M. Eddie Hoyle	-	-	-
Lee A. Northcutt	-	-	-
J. Stan Cook	-	-	-

Outstanding Equity Awards at 2018 Fiscal Year-End (3)

Name	Stock Awards Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested (#)(2)
T. Heath Fountain	5,650	(1)	$82,490
Edward P. Loomis, Jr.	-		-
Terry L. Hester	-		-
M. Eddie Hoyle	-		-
Lee A. Northcutt	-		-
J. Stan Cook	-		-

(1)     Reflects restricted stock granted to Mr. Fountain on August 27, 2018, which restricted shares vest in three approximately equal annual installments on each of July 30, 2019, 2020 and 2021, subject to Mr. Fountain’s continued employment with the Company on each vesting date.

(2)     The market value is based on the closing market price of our common stock ($14.60) on December 31, 2018.

(3)     Mr. Fountain is the only named executive officer that holds outstanding stock awards. None of our named executive officers hold any stock options.

Potential Payments on Termination or Change in Control

Mr. Fountain. The employment agreement with Mr. Fountain specifies the payments and benefits to which he would be entitled upon a termination of employment for specified reasons. Pursuant to Mr. Fountain’s employment agreement, if the Company terminates Mr. Fountain’s employment other than for “cause” or “disability” or Mr. Fountain resigns for “good reason” (as such terms are defined in the employment agreement), then the Company will pay to Mr. Fountain: (i) if such termination occurs prior to a change in control or more than 12 months following a change in control, an amount equal to the base salary that Mr. Fountain would have received through the remainder of the term of the employment agreement or, if longer, for a period of twelve (12) months, payable in approximately equal installments; or (ii) if such termination occurs within 12 months following a change in control, an amount equal to 2.5 times the sum of (x) Mr. Fountain’s then-current base salary plus (y) an amount equal to the annual bonus paid by the Company to Mr. Fountain with respect to the calendar year immediately preceding the date of termination, payable in a single lump sum within 30 days, in each case subject to applicable withholdings and subject to Mr. Fountain’s compliance with certain restrictive covenants and execution and non-revocation of a general release of claims against the Company. Mr. Fountain’s employment agreement also contains certain non-competition and employee and customer non-solicitation covenants that apply during his employment with the Company and for 12 months following his termination of employment (or, if longer, the period of time during which Mr. Fountain is receiving severance pursuant to (i) above), and standard confidentiality covenants.

Mr. Hester. The retention agreement with Mr. Hester provides for:

●

A retention bonus equal to 2.5 times his base salary, payable in a single lump sum within 30 days following a change in control of the Company that occurs prior to March 27, 2021, provided that the executive is employed by the Company on the date of the change in control; provided, however, that if the executive’s employment is terminated by the Company without cause (as defined in the agreement) within the 90-day period immediately preceding the change in control, then he will remain eligible to receive the change in control bonus in the event of a change in control; and

●

Continuation of group health coverage for the executive and his eligible dependents at the active employee rate for 24 months following the executive’s termination of employment, in the event that the executive’s employment is terminated by the Company without cause within the 90-day period immediately preceding the change in control or in the event that the executive’s employment is terminated by the Company without cause or by the executive for good reason (as defined in the agreement) within the 24-month period immediately following the change in control.

In order to receive the retention bonus and the health coverage benefit described above, he must execute a separation agreement containing a full general release of claims and covenant not to sue and comply with the restrictive covenants described below.

Messrs. Hoyle, Northcutt and Cook. The retention agreements with each of Messrs. Hoyle, Northcutt, and Cook provide for:

●

A retention bonus equal to 0.75 times the executive’s base salary, payable in a single lump sum within 30 days following a change in control of the Company, provided that the executive is employed by the Company on the date of the change in control; provided, however, that if the executive’s employment is terminated by the Company without cause (as defined in the agreement) within the 90-day period immediately preceding the change in control, then he will remain eligible to receive the change in control bonus in the event of a change in control); and

●

A post-closing retention bonus equal to 0.75 times his base salary, payable in a single lump sum within 30 days following the successful core data processing conversion of the Company in connection with the change in control, provided that the executive is employed by the Company on such date; provided, however, that if the executive’s employment is terminated by the Company without cause within the 90-day period immediately preceding the change in control or between the date of the change in control and the conversion of the Company, then he will remain eligible to receive the post-closing retention bonus.

In order to receive the retention bonuses described above, the executive must execute a separation agreement containing a full general release of claims and covenant not to sue and comply with the restrictive covenants described below.

Each of the retention agreements contains confidentiality and employee and customer nonsolicitation covenants that apply during the executive’s employment with the Company and for a period of 24 months, in the case of Mr. Hester, or 12 months, in the case of Messrs. Northcutt, Hoyle and Cook, after his termination of employment following a change in control. In addition, the retention agreement with Mr. Hester contains a noncompetition covenant that applies during his employment and for a period of 24 months after his termination of employment following a change in control. The post-termination restricted period for the employee and customer nonsolicitation covenants and, in the case of Mr. Hester, the noncompetition covenant, will be reduced by the number of full months that the executive provides services to the Company following the change in control prior to his termination.

The retention agreements provide that if any payments or benefits would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, then the payments will be limited to the maximum amount that could be paid without triggering the excise tax.

Mr. Loomis. Mr. Loomis was party to a retention agreement during 2018. However, his agreement expired in connection with his retirement from the Company on September 18, 2018.

Summary of Potential Payments Upon Termination of Employment or Upon a Change in Control. The table below reflects estimates of the amount of compensation that would be payable to the named executive officers upon a qualifying termination or a change in control on December 31, 2018. Actual amounts that would be paid out can only be determined at the time of such qualifying termination. Mr. Loomis retired from the Company effective September 18, 2018 and did not receive any payments in connection with his retirement.

	Termination Other than for Cause; Resignation for Good Reason (Absent a Change in Control) ($)		Change in Control ($)
T. Heath Fountain	$775,000	(1)	$750,000	(2)
Terry L. Hester	-		535,000	(3)
M. Eddie Hoyle	-		261,000	(3)
Lee. A. Northcutt	-		258,750	(3)
J. Stan Cook	-		249,000	(3)

(1)     Reflects an amount equal to the base salary that Mr. Fountain would receive through the expiration of his employment agreement term (July 30, 2021).

(2)     Reflects an amount equal to 2.5 times Mr. Fountain’s current base salary, and assumes a qualifying termination within 12 months following a change in control.

(3)     Reflects an amount equal to a multiple of the executive’s current base salary (2.5, in the case of Mr. Hester, and 1.5, in the case of Messrs. Hoyle, Northcutt and Cook).

PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing disclosure of the ratio of the median of the annual total compensation of all of our employees (excluding the CEO) to the annual total compensation of our Chief Executive Officer. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported below should not be used as a basis for comparison between companies.

To determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments and estimates that we used were as follows:

●	We selected December 31, 2018 as the date upon which we would identify the “median employee.”

●	We used taxable income as reported on Form W-2 as our consistently applied compensation measure, with the measurement period being calendar year 2018.

●

With respect to the annual total compensation of the “median employee,” we identified and calculated the elements of such employee’s compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

●

With respect to the annual total compensation of our Chief Executive Officer, we looked at the CEO serving in that position on December 31, 2018 (which was Mr. Fountain) and annualized his compensation for 2018. Specifically, we used the amount reported in the “Total” column of the Summary Compensation Table and added an additional amount that reflects the annualizing of his 2018 base salary and all other compensation items as reflected in Footnote 4 on page 20.

Mr. T. Heath Fountain, our Chief Executive Officer, had annualized total compensation of $419,999 in 2018, compared to annual total compensation of $35,006 for the median employee. Accordingly, the annual total compensation of our CEO was 12 times that of the median of the annual total compensation of all employees.

DIRECTOR COMPENSATION

The Company uses cash incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that Directors expend in fulfilling their duties to the company as well as the skill-level required by the Company of members of the Board.

Cash Compensation Paid to Board Members

For fiscal year ended December 31, 2018, members of the Board (except the Chairman and Vice Chairman) received $1,000 for each monthly board meeting attended and $200 monthly for each committee that the director serves. The Chairman received $1,500 and the Vice Chairman received $1,050 for each monthly board meeting attended in addition to the monthly committee fees. Directors who are employees of the Company do not receive any committee fees. Our directors do not hold any outstanding stock awards or option awards.

Subsidiary Director Compensation

Directors of the Company also receive compensation for attending local advisory board meetings as follows:

Directors who are not employees of Colony Bank receive $400 for each local advisory board meeting attended.

Colony Bank, wholly-owned subsidiary, has deferred compensation plans covering certain former directors and certain officers choosing to participate through individual deferred compensation contracts. In accordance with terms of the contracts, the Bank is committed to pay the directors deferred compensation over a specified number of years, beginning at age 65. In the event of a director’s death before age 65, payments are made to the director’s named beneficiary over a specified number of years, beginning on the first day of the month following the death of the director.

2018 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Total ($)
Scott L. Downing	$31,200	$31,200
M. Frederick Dwozan	24,600	24,600
Mark H. Massee	45,600	45,600
Jonathan W.R. Ross	28,400	28,400

Related Party Transactions with the Company

Loans. The Company’s directors and officers from time to time have borrowed funds from the Company’s subsidiary for various business and personal reasons. Such loans are made in strict compliance with state and federal statutes and regulations of the Federal Deposit Insurance Corporation and the Georgia Department of Banking and Finance. Such loans were made in the ordinary course of business; were made on substantially the same terms, including interest rates and collateral, as were prevailing at the time for comparable transactions with persons not related to the lender; and did not involve more than normal risk of collectability or present other unfavorable features.

As of December 31, 2018, certain officers, executive officers, directors, and companies in which they are an executive officer or partner or in which they have a 10 percent or more beneficial interest, were indebted to the bank in the aggregate amount of $675,330.

The company adopted a related person transaction policy and procedure on October 17, 2017 and to the best of our knowledge all related parties are in compliance.

Legal Proceedings

There are no “material” pending legal proceedings, other than ordinary routine litigation incidental to the business of the Company, to which the Company or its subsidiary is a party or of which any of their property is subject. Material proceedings are defined as claims for damages where the amount involved, exclusive of interest and cost, exceeds 10 percent of the current assets of the Company and its subsidiary on a consolidated basis.

During the previous 10 years, no director, person nominated to become a director, or executive officer of the Company was the subject of a legal proceeding that is material to an evaluation of the ability or integrity of any such person.

Shareholder Communication with the Board of Directors

Our Board of Directors does not have an established written policy or process for security holders to send communications to the Board of Directors. However, it has been the practice of the Company to direct any such communications to the Chairman of the Board, who would, in his or her discretion, discuss the communications with the Board at a regular Board meeting. The Board has determined this practice and process to be satisfactory in allowing security holders to communicate directly with the Board of Directors.

Markets for the Registrant’s Common Stock and Related Shareholder Matters

Effective April 2, 1998, the Company common stock is quoted on the NASDAQ Global Market under the symbol “CBAN.” Prior to this date, there was no public market for the common stock of the registrant.

The following table sets forth the high, low and close sale prices per share of the common stock as reported on the NASDAQ Global Market, and the dividends declared per share for the periods indicated.

Year Ended December 31, 2018	High	Low	Close

Fourth Quarter	$18.58	$12.29	14.60
Third Quarter	19.20	16.50	17.80
Second Quarter	18.00	15.00	16.90
First Quarter	19.50	13.50	17.00

Year Ended December 31, 2017	High	Low	Close

Fourth Quarter	$14.75	$13.00	$14.60
Third Quarter	14.20	11.00	13.75
Second Quarter	14.00	13.45	13.70
First Quarter	14.55	13.00	13.85

The Company paid cash dividends of $0.20 per share in 2018 and $0.10 per share in 2017.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, and regulations of the SEC require our executive officers and directors and persons who beneficially own more than 10 percent of any class of our equity securities, as well as certain affiliates of such persons to file initial reports of ownership of any equity securities of the Company and subsequent reports of changes in ownership of such securities with the SEC. Such persons also are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports that we have received and written representation from such reporting persons that no other reports were required, we believe that, during the fiscal year ended December 31, 2018, all Section 16(a) filing requirements applicable to our directors and executive officers were complied with within a timely manner.

Compensation Committee Interlocks and Insider Participation

During 2018, Mr. Downing, Mr. Massee and Mr. Ross served as members of the Compensation Committee. During 2018, no member of the Compensation Committee served as an officer or employee of the Company or its subsidiaries, was formerly an officer of the Company or its subsidiaries, or entered into any transactions with the Company or its subsidiaries that would require disclosure under applicable SEC regulations. During 2018, none of our executive officers served as a member of the compensation committee or on the board of directors of another entity, any of whose executive officers served on our Compensation Committee or on our Board of Directors.

PROPOSAL NO. 2 – NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A(a)(1) of the Securities Exchange Act of 1934, as amended, requires the Company to permit a non-binding advisory vote (at least once every three years) on the compensation of its Named Executive Officers, as described and presented in the “Executive Compensation” section of this 2019 Proxy Statement, and the accompanying tables and narrative disclosure.

This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to endorse or not endorse our executive compensation program and policies through the following resolution:

“Resolved, that the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K located in the ‘Executive Compensation’ section of the 2019 Proxy Statement, and the accompanying executive compensation tables and narrative discussions is hereby APPROVED.”

Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.

The Board of Directors unanimously recommends a vote “FOR” this proposal.

PROPOSAL NO. 3 – NON-BINDING Advisory Vote on the Frequency of a Shareholder Vote to Approve Executive Compensation

Pursuant to Section 14A of the Exchange Act, the Company’s shareholders have the opportunity to vote on how often they believe the advisory vote on executive compensation should be held in the future. Shareholders can advise the Board on whether such votes should occur every one year, every two years or every three years.

After careful consideration, the Board has determined that an advisory vote on executive compensation that occurs every one year is the most appropriate alternative for the Company, and therefore the Board recommends that you vote for a one-year interval for the advisory vote on executive compensation.

While the Board recommends that shareholders vote to hold the advisory vote on frequency of shareholder vote on executive compensation every one year, the voting options are to hold such vote every one year, every two years or every three years. Shareholders may also abstain from voting on this proposal.

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. The Board will take the results of the vote into account when deciding when to call for the next advisory vote on executive compensation. However, because this vote is advisory and not binding on the Board in any way, the Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by the Company’s shareholders.

The Board of Directors unanimously recommends a vote to hold an advisory vote on executive compensation every “1 Year.”

PROPOSAL NO. 4 – RATIFICATION OF AN AMENDMENT TO THE COMPANY’S BYLAWS TO INCREASE THE MANDATORY RETIREMENT AGE OF DIRECTORS FROM 70 TO 75

Article III, Section 3.8 of the Company’s Bylaws currently requires any director who reaches the age of 70 years to not be appointed or reappointed as a director of the Company. After careful consideration and deliberation, the Board has determined that it is in the best interests of the Company and its shareholders to amend the Bylaws to increase the mandatory retirement age of directors from 70 to 75.

On March 11, 2019, the Board unanimously voted to approve the following amendment to the Company’s Bylaws:

“Article III, Section 3.8 Mandatory Retirement of Directors. Any director who reaches the age of 75 years at any time during the annual term of his or her term of office shall not be permitted to be appointed or reappointed as a director of the Company for any term during which said director has reached the age of 75 years.

This provision shall in no way prohibit or limit the right of the corporation to appoint a person as honorary director, director emeritus or member of any advisory board established by the Board of Directors at any time regardless of age, and to be compensated as provided in Section 3.5 herein.”

This amendment change will allow the Company to maintain qualified and experienced board members until the mandatory retirement age of 75 years, and allow the Board to better serve the Company by granting more flexibility in nominating qualified candidates to the Board.

You are being asked to vote for or against the proposed amendment, or you may withhold your vote.

The Board of Directors unanimously recommends a vote “FOR” this proposal.

PROPOSAL NO. 5 – RATIFICATION OF AN AMENDMENT TO THE COMPANY’S BYLAWS SUCH THAT THE BYLAWS MAY BE AMENDED BY THE BOARD WITHOUT REQUIRING SHAREHOLDER RATIFICATION

Article XI of the Company’s Bylaws currently requires any bylaw amendment(s) adopted by the Board to be ratified by the Company’s shareholders at the Company’s annual meeting. After careful consideration and deliberation, the Board has determined that it is in the best interests of the Company and its shareholders to amend the Bylaws such that the Bylaws may be amended by the Board without ratification by the Company’s shareholders at the Company’s annual meeting.

On March 11, 2019, the Board unanimously voted to approve the following amendment to the Company’s Bylaws:

“ARTICLE XI

AMENDMENTS

The bylaws of the corporation may be altered or amended and new bylaws may be adopted by the shareholders at any annual or special meeting of the shareholders or by the Board of Directors at any regular or special meeting of the Board of Directors; provided, however, that if such action is to be taken at a meeting of the shareholders, notice of the general nature of the proposed change in the bylaws shall be given in the notice of meeting. The shareholders may provide by resolution that any bylaw provision repealed, amended, adopted or altered by them may not be repealed, amended, adopted or altered by the Board of Directors. Except as otherwise provided in the Articles of Incorporation, action by the shareholders with respect to bylaws shall be taken by an affirmative vote of a majority of all shares entitled to elect directors, and action by the Board of Directors with respect to bylaws shall be taken by an affirmative vote of a majority of all directors then holding office.”

This amendment change will allow the Board to better serve the Company by granting the Board the flexibility to amend the Company’s Bylaws without eliminating accountability to the shareholders.

You are being asked to vote for or against the proposed amendment, or you may withhold your vote.

The Board of Directors unanimously recommends a vote “FOR” this proposal.

PROPOSAL NO. 6 – RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

The firm of McNair, McLemore, Middlebrooks & Co., LLC, Macon, Georgia, has served as our independent registered public accounting firm each year since 1995, and we consider them to be well qualified. Our Audit Committee has selected McNair, McLemore, Middlebrooks & Co., LLC, to serve as our independent accountants for the fiscal year ending December 31, 2019, subject to ratification by the shareholders. Representatives of McNair, McLemore, Middlebrooks & Co., LLC will be available via telephone on May 28, 2019 and will have the opportunity to make a statement if they desire to do so. They will be available to answer your questions at that time.

The Board of Directors is submitting the selection of McNair, McLemore, Middlebrooks & Co., LLC as the Company’s independent registered public accounting firm to the shareholders for ratification as a matter of good corporate practice. If the ratification of the appointment of McNair, McLemore, Middlebrooks & Co., LLC is not approved by a majority of the votes cast at the Annual Meeting, other independent registered public accounting firms may be considered by the Audit Committee of the Board of Directors. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change is in the best interests of the Company and its shareholders.

The Board of Directors unanimously recommends a vote “FOR” this proposal.

During fiscal years 2018 and 2017, the Company retained its principal auditor, McNair, McLemore, Middlebrooks & Co., LLC, to provide services in the following categories and amounts:

	2018		2017

Audit Fees		$299,065		$273,774
Audit of Financial Statements
Reporting to Audit Committee
Review of Quarterly Financials
Attestation on Internal Controls for FDICIA
Review of SEC Filings

Audit-related Fees		$11,200		$11,000

Tax Fees		$25,735		$24,675
Preparation of federal and state consolidated returns
Amended returns, property tax return, local returns
Tax planning and advice
IRS Examination and Appeal
Claim for Refund

All other Fees	$	---	$	---
Miscellaneous professional services

Total		$336,000		$309,449

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In accordance with its charter, the Audit Committee approves, in advance, the independent registered public accounting firm, and on a case-by-case basis, all audit and permissible non-audit services to be performed by the independent registered public accounting firm. The Audit Committee delegates authority over the review of such preapprovals to an internal audit firm, which prepares an internal program that is subject to the Audit Committee’s approval. Such approval process ensures that the external auditor does not provide any non-audit services to the Company that are prohibited by law or regulation. The Audit Committee has considered the provision of non-audit services by our principal accountants and has determined that the provision of such services were consistent with maintaining the independence of the Company’s principal accountants.

Financial Information Systems Design and Implementation Fees. The Company did not retain its principal accountant to perform Financial Information Systems Design or Implementation services in fiscal year 2018.

Changes in and Disagreement with Accountants on Accounting and Financial Disclosure. There was no accounting or disclosure disagreement or reportable event with the current auditors that would have required the filing of a report on Form 8-K.

SHAREHOLDER PROPOSALS FOR NEXT YEAR’S MEETING

Any shareholder proposal intended to be presented at the Company’s annual meeting of shareholders to be held in 2020, including any proposal intended to be included in the Company’s proxy statement and form of proxy for that meeting, must be in writing and must be received by the Company, directed to the attention of the Corporate Secretary, not later than 5:00 p.m., Eastern Time, on December 27, 2019, which is 120 calendar days before the anniversary of the mailing date of this year’s proxy materials. Any such proposal must comply in all respects with the Company’s Bylaws and with the rules and regulations of the SEC. Upon timely receipt of any such proposal, the Company will determine whether to include it, if requested, in its proxy statement and proxy in accordance with applicable rules and regulations governing the solicitation of proxies.

For a shareholder proposal that is not intended to be included in the Company’s proxy statement and form of proxy for the annual meeting to be held in 2020, notice of such proposal must be in writing and must be received by the Company, directed to the attention of Terry L. Hester, not later than 5:00 p.m., Eastern Time, on March 12, 2020 at 115 South Grant Street, Fitzgerald, Georgia 31750. If shareholders wish to nominate a person for election as a director, such notice must be given in writing to Terry L. Hester at 115 South Grant Street, Fitzgerald, Georgia 31750 by no later than 5:00 p.m., Eastern Time, on December 28, 2019.

To have a nominee included in the Company’s proxy statement and form of proxy for the annual meeting to be held in 2019, notice of such nomination must be submitted by the nominating shareholder on a Schedule 14N to the Company by no later than December 28, 2019, such notice to also be filed with the SEC on December 28, 2019.

OTHER MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING

Our Board of Directors knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Shareholders which may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the Company’s best interest.

ANNUAL REPORTS

Upon receipt of a written request, we will furnish, without charge, any owner of common stock of the Company a copy of its annual report as filed with the SEC on form 10-K (the “10-K”) for the fiscal year ended December 31, 2018, including financial statements and the schedules thereto. Copies of exhibits to the 10-K are also available upon specific request and payment of a reasonable charge for reproduction. Such requests should be directed to the Secretary of the Company at the address indicated on the front of this proxy statement.

HOUSEHOLDING

The SEC’s proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement to those shareholders. This method of delivery, often referred to as householding, should reduce the amount of duplicate information that shareholders receive and lower printing and mailing costs for companies. The Company and certain intermediaries are householding proxy materials for shareholders of record in connection with the Annual Meeting. This means that:

●

Only one Notice of Internet Availability of Proxy Materials or Proxy Statement and 2018 Annual Report will be delivered to multiple shareholders sharing an address unless you notify your broker or the Company to the contrary.

●

You can contact the Company by calling (229) 426-6000 or writing Terry L. Hester at 115 South Grant Street, Fitzgerald, Georgia 31750 to request a separate copy of the Notice of Internet Availability of Proxy Materials or 2018 Annual Report and Proxy Statement for the Annual Meeting and for future meetings or, if you are currently receiving multiple copies, to receive only a single copy in the future. You can also contact your broker to make a similar request.

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ANNUAL MEETING OF SHAREHOLDERS OF

COLONY BANKCORP, INC.

May 28, 2019

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at - http://materials.proxyvote.com/19623P

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20930403030300000000 7   052819

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS, "FOR" PROPOSALS 2, 4, 5 AND 6 AND "1 YEAR" ON PROPOSAL 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

	1 year	2 years	3 years	ABSTAIN
3. To solicit an advisory (non-binding) vote on the frequency of a shareholder advisory vote on executive compensation;	☐	☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" EACH NOMINEE LISTED IN PROPOSAL 1, "FOR" PROPOSALS 2, 4, 5 AND 6 AND "1 YEAR" ON PROPOSAL 3. ON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING, THE PROXIES SHALL VOTE IN ACCORDANCE WITH THEIR JUDGMENT.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder [redacted]

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

COLONY BANKCORP, INC.

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints T. Heath Fountain and Mark H. Massee, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Shareholders of Colony Bankcorp, Inc., to be held at Colony Bankcorp, Inc.'s Corporate Offices at 115 South Grant Street, Fitzgerald, Georgia on Tuesday, May 28, 2019 at 11:00 a.m., local time, and at any adjournments or postponements thereof, upon such business as may properly come before the meeting, including the proposals described in the Proxy Statement, a copy of which has been received by the undersigned, and on matters incident to the conduct of the meeting.

(Continued and to be signed on the reverse side.)

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